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                                                                  EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is made and entered into as of the 14th day of April, 2000, by and between CHICO'S FAS, INC. a Florida corporation (the "Employer"), and JAMES P. FRAIN (the "Employee").

                                  WITNESSETH:

         1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

         2.       TERM.

                  Subject to the provisions of termination as hereinafter provided, the term of employment under this Agreement shall begin April 14, 2000 and shall continue through March 31, 2001; provided, however, that beginning on April 1, 2001 and on each April 1st (each a "Renewal Date") thereafter, the term of this agreement shall automatically be extended for one additional year unless either party gives the other written notice of termination at least ninety (90) days prior to any such Renewal Date.

         3.       COMPENSATION; REIMBURSEMENT, ETC.

                  (a) The Employer shall pay to the Employee as compensation for all services rendered by the Employee during the term of this Agreement a basic annualized salary of $165,000 per year (the "Basic Salary"), or such other sum as the parties may agree on from time to time, payable monthly or in other more frequent installments, as determined by the Employer. The Board of Directors of the Employer shall have the right to increase the Employee's compensation from time to time by action of the Board of Directors. In addition, the Board of Directors of the Employer, in its discretion, may, with respect to any year during the term hereof, award a bonus or bonuses to the Employee in addition to the bonuses provided for in Section 3(b). The compensation provided for in this Section 3(a) shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of the Employee.

                  (b) The Employer shall reimburse the Employee for all reasonable expenses incurred by the Employee in the performance of his duties under this Agreement; provided, however, that the Employee must furnish to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures.

                  (c) The Employee shall be entitled to such fringe benefits including, but not limited to, medical and insurance benefits as may be provided from time to time by the Employer to other management employees of the Employer.


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                  (d)      The Employee shall provide his own automobile for
use as an employee hereunder. The Employee shall at all times maintain said automobile in good repair and condition and shall insure both Employer and Employee against claims for bodily injury, death or property damage occurring as a result of its use to the limit of not less than Five Hundred Thousand ($500,000.00) Dollars in respect to any one accident and to the limit of not less than One Million ($1,000,000.00) Dollars in respect to any one accident and to the limit of not less than One Hundred Thousand ($100,000.00) Dollars in respect to property damage. The Employer shall provide the Employee with an automobile allowance of $1,000 per month ($12,000 per year).

         4. DUTIES. The Employee is engaged as the Director of Marketing. In addition, the Employee shall have such other duties as may from time to time be reasonably assigned to him by the Board of Directors of the Employer.

         5.       EXTENT OF SERVICES; VACATIONS AND DAYS OFF.

                  (a) During the term of his employment under this Agreement, the Employee shall devote such time, energy and attention during regular business hours to the benefit and business of the Employer as may be reasonably necessary in performing his duties pursuant to this Agreement.

                  (b) The Employee shall be entitled to vacations with pay and to such personal and sick leave with pay in accordance with the policy of the Employer as may be established from time to time by the Employer.

         6. FACILITIES. The Employer shall provide the Employee with a fully furnished office, and the facilities of the Employer shall be generally available to the Employee in the performance of his duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of the Employee's duties under this Agreement shall be supplied by the Employer.

         7.       ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

                  (a) If the Employee dies during the term of his employment, the Employer shall pay to the estate of the Employee such compensation, including any bonus compensation earned but not yet paid, as would otherwise have been payable to the Employee up to the end of the month in which his death occurs plus six (6) month's additional compensation. The Employer shall have no additional financial obligation under this Agreement to the Employee or his estate. After receiving the payments provided in this subparagraph (a), the Employee and his estate shall have no further rights under this Agreement.

                  (b) (i) During any period of disability, illness or incapacity during the term of this Agreement which renders the Employee at least temporarily unable to perform the services required under this Agreement for a period which shall not equal or exceed one hundred and eighty (180)


                                       2.

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continuous days, or one hundred and eighty (180) continuous days in any one (1)
year period, the Employee shall receive the compensation payable under Section 3(a) of this Agreement plus any bonus compensation earned but not yet paid, less any benefits received by him under any disability insurance carried by or provided by the Employer. All rights of the Employee under this Agreement
(other than rights already accrued) shall terminate as provided below upon the Employee's permanent disability (as defined below), although the Employee shall continue to receive any disability benefits to which he may be entitled under any disability income insurance which may be carried by or provided by the Employer from time to time.

                           (ii)     The term "permanent disability" as used in
this Agreement shall mean the inability of the Employee, as determined by the Board of Directors of the Employer, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of one hundred and eighty (180) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or in capacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate the Employee's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board of Directors with respect to permanent disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Employer. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

         8.       OTHER TERMINATIONS.

                  (a) (i) The Employee may terminate his employment hereunder upon giving at least ninety (90) days' prior written notice.

                           (ii)     If the Employee gives notice pursuant to
Section 8(a) above, the Employer shall have the right to relieve the Employee, in whole or in part, of his duties under this Agreement (without reduction in compensation through the termination date).

                  (b) (i) Except as otherwise provided in this Agreement, the Employer may terminate the employment of the Employee hereunder only for good cause and upon written notice; provided, however, that no breach or default by the Employee shall be deemed to occur hereunder unless the Employee shall have failed to cure the breach or default within thirty (30) days after he received written notice thereof indicating that it is a notice of termination pursuant to this Section of this Agreement.

                           (ii)     As used herein, "good cause" shall include:


                                       3.

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                                    (1)      the Employee's conviction of
         either a felony involving moral turpitude or any crime in connection with his employment by the Employer which causes the Employer a substantial detriment, but specifically shall not include traffic offenses;

                                    (2)      actions by the Employee which
         clearly are contrary to the best interests of the Employer;

                                    (3)      the Employee's willful failure to
         take actions permitted by law and necessary to implement policies of the Employer's Board of Directors which the Board of Directors has communicated to him in writing;

                                    (4)      the Employee's continued failure
         to attend to his duties as an management employee of the Employer; or

                                    (5)      any condition which either
         resulted from the Employee's substantial dependence, as determined by the Board of Directors of the Employer, on alcohol, or any narcotic drug or other controlled or illegal substance. If any determination of substantial dependence is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner and subject to the same penalties for noncompliance as specified in Section 7(b)(ii) of this Agreement.

                           (iii)    Termination of the employment of the
Employee for reasons other than those expressly specified in this Agreement as good cause shall be deemed to be a termination of employment "without good cause."

                  (c) (i) If the Employer shall terminate the employment of the Employee without good cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by the Employer being referred to herein as the "Accelerated Termination Date"), the Employee until the date which is twelve
(12) months after the Accelerated Termination Date shall continue to receive the salary and other compensation and employee benefits that the Employer has heretofore in Section 3 agreed to pay and to provide for the Employee, in each case in the amount and kind and at the time provided for in Section 3; provided that, notwithstanding such termination of employment, the Employee's covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect.

                           (ii)     The parties agree that, because there can
be no exact measure of the damage that would occur to the Employee as a result of a termination by the Employer of the Employee's employment without good cause, the payments and benefits paid and provided pursuant to this Section 8(c) shall be deemed to constitute liquidated damages and not a penalty for the Employer's termination of the Employee's employment without good cause, and the Employer agrees that the Employee shall not be required to mitigate his damages.


                                       4.

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                  (d)      If the employment of the Employee is terminated for
good cause under Section 8(b)(ii) of this Agreement, or if the Employee voluntarily terminates his employment by written notice to the Employer under
Section 8(a) of this Agreement, the Employer shall pay to the Employee any compensation earned but not paid to the Employee prior to the effective date of such termination. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Employee hereunder, and the Employee shall be entitled to no further benefits under this Agreement.

         9. DISCLOSURE. The Employee agrees that during the term of his employment by the Employer, he will disclose and disclose only to the Employer all ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of the Employer, whether acquired by the Employee before or during his employment by the Employer. Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

         10. CONFIDENTIALITY. The Employee agrees to keep in strict secrecy and confidence any and all information the Employee assimilates or to which he has access during his employment by the Employer and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Employer. The Employee agrees that both during and after the term of his employment by the Employer, he will not, without the prior written consent of the Employer, disclose any such confidential information to any third person, partnership, joint venture, company, corporation or other organization.

         11.      NONSOLICITATION.

         The Employee hereby acknowledges that, during and solely as a result of his employment by the Employer, he has received and shall continue to receive: (1) special training and education with respect to the operations of a retail clothing chain and other related matters, and (2) access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to the Employee by the Employer as a result of the Employee's employment, as outlined in the previous sentence, the Employee hereby agrees as follows:

                  (a) During his employment with the Employer and, except as may be otherwise herein provided, for a period of two (2) years following the termination of his employment with the Employer, regardless of the reason for such termination, the Employee agrees he will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise solicit any of the employees of the Employer to terminate their employment.


                                       5.

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                  (b)      The period of time during which the Employee is
prohibited from engaging in certain business practices pursuant to Section 11(a) shall be extended by any length of time during which the Employee is in breach of such covenants.

                  (c) It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 11(a) and (b) are essential elements of this Agreement, and that, but for the agreement of the Employee to comply with such covenants, the Employer would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

                  (d) It is agreed by the Employer and Employee that if any portion of the covenants set forth in this Section 11 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Employee. The Employer and the Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.

         12. SPECIFIC PERFORMANCE. The Employee agrees that damages at law will be an insufficient remedy to the Employer if the Employee violates the terms of Sections 9, 10 or 11 of this Agreement and that the Employer would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Employer. The Employee agrees to pay to the Employer all costs and expenses incurred by the Employer relating to the enforcement of the terms of Sections 9, 10 or 11 of this Agreement, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

         13. COMPLIANCE WITH OTHER AGREEMENTS. The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which the Employee is a party or by which the Employee is or may be bound.

         14. WAIVER OF BREACH. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.


                                       6.

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         15.      BINDING EFFECT; ASSIGNMENT. The rights and obligations of the
Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. It is expressly acknowledged that the provisions of Section 11 relating to noncompetition, nonsolicitation and nonacceptance may be enforced by the Employer's successors and assigns. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

         16. ENTIRE AGREEMENT. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

         17. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

         19. NOTICE. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

        If to the Employee:            James P. Frain
                                       4240 Steamboat Bend #101
                                       Fort Myers, FL 33919

        If to the Employer:            Chico's FAS, Inc.
                                       11215 Metro Parkway
                                       Ft. Myers, Florida  33912

        with a copy to:                Gary I. Teblum, Esquire
                                       Trenam, Kemker, Scharf, Barkin,
                                         Frye, O'Neill & Mullis, P.A.
                                       Post Office Box 1102
                                       Tampa, Florida 33601


                                       7.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                       CHICO'S FAS, INC.



                                       By: /S/ Marvin J. Gralnick
                                          --------------------------------------


                                       EMPLOYEE:



                                       /s/ James P. Frain
                                       -----------------------------------------
                                       JAMES P. FRAIN


                                       8.